UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                              (Amendment No. 1 )*
                                             --



                         Bio-Imaging Technologies, Inc.
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                                (Name of Issuer)



                        Common Stock, $0.00025 par value
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                         (Title of Class of Securities)



                                    09056N103
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                                 (CUSIP Number)



                                December 31, 2002
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ]  Rule 13d-1(b)
[X ]  Rule 13d-1(c)
[  ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.      09056N103
           -------------------------------
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1. Names of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).

              Mark L. Weinstein
           --------------------------------
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2. Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
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          (b)
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3. SEC Use Only
                ---------------------------------------------------------------
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4. Citizenship or Place of Organization        United States
                                         --------------------------------------
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                  5. Sole Voting Power           588,500
   Number of                           ----------------------------------------
   Shares         -------------------------------------------------------------
   Beneficially
   Owned by       6. Shared Voting Power           N/A
   Each                                 ---------------------------------------
   Reporting      -------------------------------------------------------------
   Person With
                  7. Sole Dispositive Power        588,500
                                            -----------------------------------
                  -------------------------------------------------------------
                  8. Shared Dispositive Power          N/A
                                             ----------------------------------
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9. Aggregate Amount Beneficially Owned by Each Reporting Person     588,500
                                                               ----------------
-------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)
                      ---------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)          6.6%
                                                     --------------------------
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12. Type of Reporting Person (See Instructions)          IN
                                                -------------------------------

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

ITEM 1.

               (a)  Name of Issuer:

                    The issuer of the securities to which this statement relates is Bio-Imaging Technologies, Inc., a Delaware corporation.

               (b)  Address of Issuer's Principal Executive Offices:

                    The issuer's principal executive offices are located at 826 Newtown-Yardley Road, Newtown, Pennsylvania 18940-1721.

 ITEM 2.

               (a)  Name of Person Filing:

                    The filing person is Mark L. Weinstein.

               (b)  Address of Principal Business Office or, if none, Residence:

                    The principal business office for the filing person is Bio-Imaging Technologies, Inc., 826 Newtown-Yardley Road, Newtown, Pennsylvania 18940-1721.

               (c)  Citizenship:

                    The citizenship for the filing person is United States.

               (d)  Title of Class of Securities:

                    The title of the class of securities is common stock, $0.00025 par value.

               (e)  CUSIP Number:

                    The CUSIP number is 09056N103.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B), OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS
                    A:

                    Selection    of    a    filing    category    pursuant    to
                    ss.ss.240.13d-1(b),   or   240.13d-2(b)   or   (c)   is  not
                    applicable.

ITEM 4.             OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a) Amount beneficially owned: The number of shares beneficially owned by Mark L. Weinstein is 588,500. Such number includes 450,000 shares underlying options which are exercisable as of December 31, 2002 or sixty (60) days after such date.

               (b) Percent of class: The percent of the class held by Mark L. Weinstein is 6.6%.

               (c)  Number of shares as to which the person has:

                    (i) Sole power to vote or to direct the vote: Mark L. Weinstein has sole power to vote or to direct the vote of 588,500 shares.

                    (ii) Shared power to vote or to direct the vote:  The shared power to vote or to direct the vote of shares is not applicable.

                    (iii)Sole power to dispose or to direct the  disposition of:
                         Mark L. Weinstein has sole power to dispose or to direct the disposition of 588,500 shares.

                    (iv) Shared  power to dispose  or to direct the  disposition of: The shared power to dispose or to direct the disposition of shares is not applicable.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

ITEM 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction. Dissolution of a group requires a response to this item.

ITEM 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON.

The ownership of more than five percent on behalf of another person is not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

The identification and classification of the subsidiary which acquired the security being reported by the parent holding company is not applicable.

ITEM 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

The notice and classification of a group is not applicable.

ITEM 9.             NOTICE OF DISSOLUTION OF GROUP.

The notice of dissolution of a group is not applicable.

ITEM 10.            CERTIFICATION.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                     February 12, 2003
                                               -----------------------------
                                                          Date



                                                    /s/ Mark L. Weinstein
                                               -----------------------------
                                                           Signature



                                                Mark L. Weinstein (Stockholder)
                                               ------------------------------
                                                          Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:  INTENTIONAL  MISSTATEMENTS  OR OMISSIONS OF FACT CONSTITUTE  FEDERAL
            CRIMINAL VIOLATIONS. (SEE 18 U.S.C. 1001).



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